Exhibit 10.2

RF MONOLITHICS, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on                     , 2006 by and between RF Monolithics, Inc., a Delaware corporation (the “Company”), and Robert M. Gemmell, a resident of Georgia (“Executive”).

A. The Company and its subsidiaries are providers of wireless solutions and the Company’s shares are publicly traded on the Nasdaq Global Market.

B. Executive is an experienced business manager.

C. The Company desires to hire Executive as its employee, and Executive desires to be employed by the Company, subject to the terms and conditions set forth in this Agreement.

D. The Company, Cirronet Inc. (“Cirronet”), CI Acquisition, Inc. (“Merger Sub”) and others have entered into that certain Agreement and Plan of Merger, dated the same date hereof (the “Merger Agreement”), whereby the Company will acquire the business of Cirronet by merging Merger Sub with and into Cirronet (the “Merger”).

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1. Employment. Effective as of the closing date of the Merger (the “Effective Date”), the Company shall employ Executive, and Executive shall accept such employment and perform services for the Company, upon the terms and conditions set forth in this Agreement. Notwithstanding anything herein to the contrary, this Agreement shall not become effective until the consummation of the Merger in accordance with the terms and conditions of the Merger Agreement. If, for any reason, the Merger shall not occur, this Agreement shall be void and of no further force or effect.

2. Term of Employment Agreement. Unless terminated at an earlier date in accordance with Section 9 hereof, the term of Executive’s employment with the Company under this Agreement (other than Section 4(b) hereof and Exhibit A hereto) shall be for the period commencing on the Effective Date and ending on the first anniversary thereof. Absent the express written agreement of the parties hereto to the contrary, in the event Executive’s employment with the Company continues after the first anniversary of the Effective Date, the terms and conditions of such employment thereafter shall be as set forth on Exhibit A attached hereto (the terms of which are incorporated herein by reference as if set forth verbatim) and Section 4(b) hereof and this Agreement (apart from Exhibit A and Such Section 4(b)) shall no longer be of any force or effect.

3. Position and Duties.

(a) Employment with the Company. During the term of Executive’s employment with the Company, Executive shall report to the Company’s chief executive officer (the “CEO”) and shall perform such duties and responsibilities as the CEO shall assign to him from time to time consistent with his position. Executive shall be an executive officer of the Company and Executive’s title shall be “President, Cirronet Inc.”.

(b) Performance of Duties and Responsibilities. Executive shall serve the Company and its subsidiaries faithfully and to the best of his ability and shall comply with all policies and directives of the Company. Executive shall report to the CEO, or to such other member of the Executive Steering Committee of the Company as the CEO may designate from time to time. Executive shall devote his full working time, attention and efforts to the business of the Company during his employment with the Company. Executive hereby represents and confirms that he is under no contractual or legal commitments that would prevent him from fulfilling his duties and responsibilities as set forth in this Agreement. During his employment with the Company, Executive may participate in charitable activities and personal investment activities to a reasonable extent that do not interfere with the performance of his duties and responsibilities hereunder.

4. Compensation.

(a) Current Compensation. While Executive is employed by the Company hereunder, the Company agrees to provide to Executive compensation substantially similar to the compensation provided to Executive by Cirronet immediately prior to the Merger as set forth on Exhibit B attached hereto, less deductions and withholdings. The base salary and any bonuses payable hereunder shall be paid in accordance with the Company’s normal payroll policies and procedures, except as expressly set forth on Exhibit B hereto.

(b) Employee Benefits. Until January 1, 2007, while Executive is employed by the Company hereunder, Executive shall be entitled to participate in existing Cirronet employee benefit plans and programs, except that he shall be entitled to participate only in the Company’s 401(k) Plan starting on the first payday after the Effective Date. While an employee on and after January 1, 2007, Executive shall be entitled to participate only in the Company’s employee benefit plans and programs provided at the Vice President level for so long as he holds the title of Vice President or its equivalent, to the extent that Executive meets the eligibility requirements for each individual plan or program; provided, however, the Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto. While employed by the Company or any of its subsidiaries, Executive shall be accorded credit under all benefit plans and programs for his service at Cirronet.

(c) Expenses. While Executive is employed by the Company hereunder, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by him in the performance of his duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.

5. Confidential Information.

(a) The parties acknowledge that the Company and its subsidiaries are engaged in the highly competitive business of designing, developing, manufacturing, distributing, marketing, leasing and selling products incorporating radio frequency devices, including without limitation, low-power radio frequency integrated circuits, wireless networking, wireless systems, or wireless mesh businesses, among others, and that the Company and its subsidiaries have a strong interest in protecting certain knowledge and information relating to their business and industry that is of a confidential, proprietary, and secret nature. Executive shall occupy a position of trust with the Company in which Executive shall have access to and shall observe, obtain, and use such confidential, proprietary, and secret knowledge and information belonging to the Company and its subsidiaries.

(b) Except as expressly permitted by the CEO, during the term of Executive’s employment with the Company and thereafter for a period of three years, Executive shall not disclose, divulge, publish, lecture upon, furnish, or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company and its subsidiaries, any confidential, proprietary, or secret knowledge or information of the Company or its subsidiaries that Executive has acquired or shall acquire during his employment with the Company, whether developed by himself or by others, concerning any of the Company’s or any of its subsidiaries’ (i) trade secrets, (ii) confidential, proprietary, or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or any of its subsidiaries, (iii) customer or supplier lists, (iv) confidential, proprietary or secret development or research work, (v) strategic or other business, marketing or sales plans, (vi) financial data or plans, or (vii) other confidential or proprietary information or secret aspects of its/their business.

(c) Executive acknowledges that the above-described knowledge and information constitute unique and valuable assets of the Company and its subsidiaries and represent a substantial investment of time and expense by the Company or its subsidiaries, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company or its subsidiaries would be wrongful and would cause irreparable harm to the Company, one or more of its subsidiaries, or both. During the term of Executive’s employment with the Company, Executive shall exercise his best efforts to protect such knowledge and information from disclosure or misappropriation and shall refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company and it subsidiaries.

(d) The foregoing obligations of confidentiality shall not apply to the extent the information (i) is now or subsequently becomes generally known in the public domain or in any trade or industry in the form in which it was obtained from the Company or any of its subsidiaries, other than through breach of this Agreement by Executive, or (ii) is required to be disclosed pursuant to an order of a court of competent jurisdiction or other compulsory legal process, other than as a direct or indirect result of the breach of this Agreement by Executive.

(e) This provision is in addition to, and does not limit in any way, any protections or rights the Company or its subsidiaries may have under any other written agreement between the Company and Executive or any statute or common law with respect to trade secrets or proprietary information. Nothing in this Agreement shall authorize the use, disclosure, dissemination, transmission, conveyance, or publication of any trade secrets at any time.

6. Ventures. If, during the term of Executive’s employment with the Company, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and/or any of its subsidiaries and a third party or parties, all rights in such project, program or venture shall belong to the Company or its subsidiary as the context requires. Except as approved in writing by the Board of Directors of the Company (“Board”) or the CEO, Executive shall not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Executive by the Company as provided herein. Executive shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company or any of its subsidiaries, unless such interest has been disclosed in writing to and approved by the Board or the CEO before such customer or supplier seeks to do business with the Company or any of its subsidiaries. Ownership by Executive, as a passive investment, of less than 1% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 6.

7. Covenants Not to Solicit Customers and Employees.

(a) The parties acknowledge that the Company and its subsidiaries have developed and will continue to develop relationships with their customers, clients, employees, suppliers, and other contacts at considerable investment of time, effort, and expense, and that the Company and its subsidiaries have a strong interest in protecting these relationships.

(b) Agreement Not to Solicit Employees. During Executive’s employment with the Company and for a period of twenty-four (24) consecutive months from the date of the termination of such employment for any reason, whether such termination is with or without Cause (as defined below), or whether such termination is at the instance of Executive or the Company, Executive shall not, directly or indirectly, solicit, request, advise or induce, or encourage any person who is then an employee or contractor of the Company or any of its subsidiaries and with whom Executive had direct contact on behalf of Cirronet and/or the Company within the twenty-four months preceding termination of Executive’s employment with the Company, to resign or terminate his or her employment or engagement with the Company or any of its subsidiaries, for the purpose of engaging in a business that competes with the Company or otherwise.

(c) Agreement Not to Solicit Customers and Business Contacts. During Executive’s employment with the Company and for a period of twenty-four (24) consecutive months from the date of the termination of such employment for any reason, whether such termination is with or without Cause (as defined below), or whether such termination is at the instance of Executive or the Company, Executive shall not, directly or indirectly, solicit, request, advise, or induce any current or potential customer, supplier, investor or other business partner or co-venturer of the Company or any of its subsidiaries with whom Executive had direct contact on behalf of Cirronet and/or the Company within the twenty-four months preceding termination of Executive’s employment with the Company, to cancel, curtail, or otherwise change its relationship with the Company or any of its subsidiaries or for the purpose of selling a product that is identical or substantially similar to a product sold by the Company during Executive’s employment with the Company.

(d) Acknowledgment. Executive hereby acknowledges that the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 7 by Executive shall cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor. Therefore, in the event that Executive violates any provision of this Section 7, the Company shall be entitled to an injunction, in addition to all the other remedies it may have, restraining Executive from violating or continuing to violate such provision.

8. Patents, Copyrights and Related Matters.

(a) Disclosure and Assignment. Executive shall immediately disclose to the Company any and all improvements and inventions that Executive may conceive and/or reduce to practice individually or jointly or commonly with others while he is employed with the Company with respect to (i) any methods, processes or apparatus concerned with the development, use or production of any type of products, goods or services sold or used by the Company or any of its subsidiaries, and (ii) any type of products, goods or services sold or used by the Company or its subsidiaries. Executive also shall immediately assign, transfer and set over to the Company his entire right, title and interest in and to any and all of such inventions as are specified in this Section 8(a), and in and to any and all applications for letters patent that may be filed on such inventions, and in and to any and all letters patent that may issue, or be issued, upon such applications. In connection therewith and for no additional compensation therefor, but at no expense to Executive, Executive shall sign any and all instruments deemed necessary by the Company for:

(i)	the filing and prosecution of any applications for letters patent of the United States or of any foreign country that the Company may desire to file upon such inventions as are specified in this Section 8(a);

(ii)	the filing and prosecution of any divisional, continuation, continuation-in-part or reissue applications that the Company may desire to file upon such applications for letters patent; and

(iii)	the reviving, re-examining or renewing of any of such applications for letters patent.

This Section 8(a) shall not apply to any invention for which no equipment, supplies, facilities, confidential, proprietary or secret knowledge or information, or other trade secret information of the Company or any of its subsidiaries was used and that was developed entirely on Executive’s own time, and (i) that does not relate (A) directly to the business of the Company or any of its subsidiaries, or (B) to the Company’s or any of its subsidiaries’ actual or demonstrably anticipated research or development, or (ii) that does not result from any work performed by Executive for the Company or any of its subsidiaries.

(b) Copyrightable Material. All right, title and interest in all copyrightable material that Executive shall conceive or originate individually or jointly or commonly with others, and that arise during the term of his employment with the Company and out of the performance of his duties and responsibilities under this Agreement, shall be the property of the Company and are hereby assigned by Executive to the Company, along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefor, but at no expense to Executive, Executive shall execute any and all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by Executive for the Company in performing his duties and responsibilities hereunder shall be considered “works made for hire,” as defined in the U.S. Copyright Act.

(c) Know-How and Trade Secrets. All know-how and trade secret information conceived or originated by Executive that arises during the term of his employment with the Company and out of the performance of his duties and responsibilities hereunder or any related material or information shall be the property of the Company, and all rights therein are hereby assigned by Executive to the Company.

9. Termination of Employment.

(a) The Executive’s employment with the Company shall terminate immediately upon:

(i)	Executive’s receipt of written notice from the Company of the termination of his employment;

(ii)	Executive’s abandonment of his employment or his resignation;

(iii)	Executive’s Disability (as defined below); or

(iv)	Executive’s death.

(b) The date upon which Executive’s termination of employment with the Company occurs shall be the “Termination Date.”

10. Payments upon Termination of Employment.

(a) If Executive’s employment with the Company is terminated prior to the first anniversary of the Effective Date:

(i)	by the Company for any reason other than for Cause (as defined below), or

(ii)	by Executive as a result of his resignation for Good Reason, or

(iii)	by reason of Executive’s Disability (as defined below),

the Company shall pay to Executive as severance pay an amount equal to one year of his then current annual base salary. Any amount payable to Executive as severance pay hereunder shall be subject to deductions and withholdings and shall be paid to Executive by the Company in 12 approximately equal monthly installments commencing on the first normal payroll date of the Company following the expiration of all applicable rescission periods provided by law and continuing monthly thereafter.

(b) If Executive’s employment with the Company is terminated on or before the first anniversary of the Effective Date for any of the following reasons:

(i)	Executive’s abandonment of his employment or Executive’s resignation for any reason other than Good Reason (as defined below),

(ii)	termination of Executive’s employment by the Company for Cause (as defined below), or

(iii)	Executive’s death,

the Company shall pay to Executive or his beneficiary or his estate, as the case may be, his base salary and any bonuses payable to him through the Termination Date.

(c) “Cause” hereunder shall mean:

(i)	an act or acts of dishonesty undertaken by Executive and intended to result in substantial gain or personal enrichment of Executive at the expense of the Company;

(ii)	unlawful conduct or gross misconduct that is willful and deliberate on Executive’s part and that, in either event, is materially injurious to the Company;

(iii)	the conviction of Executive of a felony;

(iv)	material breach of any terms and conditions of this Agreement by Executive not caused by the Company, which breach has not been cured by Executive within ten days after written notice thereof to Executive from the Company.

(d) “Good Reason” hereunder shall mean:

(i)	material breach of any terms and conditions of this Agreement by the Company not caused by Executive, which breach has not been cured by the Company within ten days after written notice thereof to the Company from Executive;

(ii)	the relocation of Executive’s office by more than 50 miles from the Atlanta, Georgia metropolitan area without Executive’s prior written consent; or

(iii)	a material reduction of Executive’s base salary, unless such reduction is agreed to by Executive as part of a general reduction in the base salaries for all executive officers of the Company.

(e) “Disability” hereunder shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of his employment with the Company by reason of his illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 120 days or more during any 360-day period. A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least 30 days.

(f) In the event of termination of Executive’s employment, the sole obligation of the Company shall be its obligation to make the payments called for by Section 10(a) or Section 10(b) hereof, as the case may be, and the Company shall have no other obligation to Executive or to his beneficiary or his estate, except as otherwise provided by law, under the terms of any other applicable agreement between Executive and the Company or under the terms of any employee benefit plans or programs then maintained by the Company in which Executive participates.

(g) Notwithstanding the foregoing provisions of this Section 10, the Company shall not be obligated to make any payments to Executive under Section 10(a) hereof unless Executive shall have signed a release of claims (except for claims related to Executive’s position as a stockholder of the Company that are not related to his employment) in favor of the Company in a form to be prescribed by the CEO, all applicable consideration periods and rescission periods provided by law shall have expired and Executive is in strict compliance with the terms of Sections 5, 7(a), 7(b), 7(c), 8(a), and 8(b) hereof as of the dates of the payments.

11. Return of Records and Property. Upon termination of his employment with the Company, Executive shall promptly deliver to the Company any and all records of the Company or any of its subsidiaries and any and all property of the Company or any of its subsidiaries in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company or any of its subsidiaries and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company or any of its subsidiaries.

12. Remedies.

(a) Remedies. Executive acknowledges that it would be extremely difficult to fully compensate the Company for any breach by him of the provisions of Sections 5, 7 and 8 hereof through monetary damages alone. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

(b) Arbitration. Except for disputes arising under Sections 5, 7 or 8 hereof, all disputes involving the interpretation, construction, application or alleged breach of this Agreement and all disputes relating to the termination of Executive’s employment with the Company shall be submitted to final and binding arbitration in Dallas, Texas. The arbitrator shall be selected and the arbitration shall be conducted pursuant to the then most recent Employment Dispute Resolution Rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding, and any court of competent jurisdiction may enter judgment upon the award. All fees and expenses of the arbitrator shall be paid by the Company. The arbitrator shall have jurisdiction and authority to interpret and apply the provisions of this Agreement and relevant federal, state and local laws, rules and regulations insofar as necessary to the determination of the dispute and to remedy any breaches of the Agreement and/or violations of applicable laws, but shall not have jurisdiction or authority to alter in any way the provisions of this Agreement. The arbitrator shall have the authority to award attorneys’ fees and costs to the prevailing party. The parties hereby agree that this arbitration provision shall be in lieu of any requirement that either party exhaust such party’s administrative remedies under federal, state or local law.

13. Miscellaneous.

(a) Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Texas without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than the State of Texas.

(b) Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein, except agreements signed by the parties hereto arising from the Merger, including covenants of Executive as a former owner (and/or optionee) of Cirronet contained therein intended to protect the value and goodwill of Cirronet acquired by the Company. In the event of a conflict between this Agreement and any other agreement relating to the subject matter hereof, this Agreement will prevail.

(c) Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

(d) No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(e) Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation or other business entity (i) with which the Company may merge or consolidate, (ii) to which the Company may sell or transfer all or substantially all of its assets or capital stock, or (iii) of which 50% or more of the capital stock or the voting control is owned, directly or indirectly, by the Company. After any such assignment by the Company, if the assignee is at least as financially sound as the Company, Executive agrees to execute and deliver to the Company an agreement providing that the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Section 13.

(f) Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

(g) Severability. The various sections and provisions of this Agreement are separate and severable. To the extent that any portion of any section or provision of this

Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such section or provision of this Agreement shall be unaffected and shall continue in full force and effect.

(h) Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

RF MONOLITHICS, INC.

By
David M. Kirk, President

EXECUTIVE

Robert M. Gemmell

EXHIBIT A

* Confidential Information

* Invention Disclosure and Assignment

* Patent Assistance

*Non-Solicitation

RFM EMPLOYEE

AGREEMENT

For various considerations, including compensation, receipt of Confidential Information (defined below), fringe benefits, the opportunity for advancement, and others which I consider sufficient and satisfactory, I,                                                   (hereinafter referred to in the first person as “I”, “me” or “my” or as “Employee”), agree with RF Monolithics, Inc. (including any current or future subsidiaries, hereinafter referred to as the “Company”) as follows:

EMPLOYMENT: My duties will be assigned by the Company, and the position, title, and duties may be changed at Company’s discretion. During my employment with the Company, I shall devote my full working time and best efforts to the service of the Company and shall comply with various policies and procedures as they are revealed to me, including those set forth in this Agreement as well as those set forth in the employee handbook, employee manuals or announced to me by other means.

“AT-WILL” STATUS OF EMPLOYMENT: Subject to applicable law, Employee’s employment with the Company shall be for no specific duration and shall be considered an “at-will” employee of the Company and may be terminated by the Company at any time, with or without notice, and with or without cause.

PROTECTION OF CONFIDENTIAL INFORMATION: The parties acknowledge that the Company and its subsidiaries are engaged in the highly competitive business of designing, developing, manufacturing, distributing, marketing, leasing and selling products incorporating radio frequency devices, including without limitation, low-power radio frequency integrated circuits, wireless networking, wireless systems, or wireless mesh businesses, among others (collectively, the “Business”) and that the Company and its subsidiaries have a strong interest in protecting certain knowledge and information relating to their business and industry that is of a confidential, proprietary, and secret nature. Employee acknowledges that such knowledge and information are unique and valuable assets of the Company and its subsidiaries and represent a substantial investment of time and expense by the Company or its subsidiaries, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company or its subsidiaries would be wrongful and would cause irreparable harm to the Company, one or more of its subsidiaries, or both.

As used herein, “Confidential Information” means all technical and business information of the Company, whether patentable or not, which is of a confidential, secret, and/or proprietary character and which is obtained by or disclosed or made available to Employee or which has been, or hereafter is, learned, discovered, developed, conceived, originated, or prepared by Employee (alone or along with others), in the course of employment with the Company, which is not generally known to the public or within the relevant trade or industry in which the Company operates. Confidential Information includes, but is not limited to software and technical and business information relating to inventions, products, research, development, production, manufacturing, engineering, machines and equipment, finances, customers, marketing, and future business plans of the Company or its customers. It shall also include

Exhibit A

confidential evaluations of technical or business information in the public domain and information as to whether the Company uses or does not use any item in the public domain, particularly (but not exclusive of) such information as the Company may treat or consider “Confidential” or “Proprietary.”

During the term of my employment with the Company and for a period of three years after the termination of my employment for any reason (the “Duration”), I shall use my best efforts and diligence to protect the confidential, secret, and/or proprietary character of all Confidential Information, and shall not, directly or indirectly, disclose, divulge, publish, lecture upon, furnish, or make accessible to anyone or use (for the benefit of Employee or any other person, entity, or group) any Confidential Information, except as may be necessary for the performance of my duties with the Company as approved by the Company.

I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. For the Duration, I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with the Company’s agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company’s agreement with the third party), unless expressly authorized to act otherwise by an officer of the Company. These restrictions apply without limitation to postings on the Internet, discussion in chat rooms, or other manner or media.

These Protections of Confidential Information are in addition to, and do not limit in any way, any protections or rights the Company may have under any statute or common law with respect to trade secrets or proprietary information. Nothing in this Agreement shall authorize the use, disclosure, dissemination, transmission, conveyance, or publication of any trade secrets at any time.

I further agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of my former or concurrent employers or companies, if any, and that I will not bring onto the premises of the Company any unpublished documents or any confidential property belonging to my former or concurrent employers or companies unless consented to in writing by said employers or companies.

When I leave the employ of the Company, or at any other time at the Company’s request, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) all documents and other material in my possession relating, directly or indirectly, to any Confidential Information and any and all devices, emails, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, together with all copies thereof (in whatever medium recorded) belonging to the Company, its successors or assigns. I acknowledge that the property outlined in the previous sentence is valuable to the Company, and that I will not delete or dispose of such property when leaving the employ of the Company, but shall deliver it to the Company in its entirety. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I agree not to hinder any investigation or search initiated by the Company in efforts to discover such materials.

Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement for technical and management personnel.

RESTRICTION ON SOLICITATION OF CUSTOMERS AND EMPLOYEES: The parties acknowledge that the Company and its subsidiaries have developed and will continue to develop relationships with their customers, clients, employees, suppliers, and other contacts at considerable investment of time, effort, and expense, and that the Company and its subsidiaries have a strong interest in protecting these relationships.

During my employment with the Company and for a period of 12 consecutive months from the date of the termination of such employment for any reason, I shall not, directly or indirectly, solicit, request, advise, or induce any current or potential customer, supplier, investor or other business partner or co-venturer of the Company or any of its subsidiaries with whom I had direct contact on behalf of Cirronet Inc. and/or the Company within the twenty-four months preceding my termination of employment from the Company to cancel, curtail, or otherwise change his/her/its relationship with the Company or any of its subsidiaries or for the purpose of selling a product that is identical or substantially similar to a product sold, or that was being developed, by the Company during my employment with the Company.

During my employment with the Company and for a period of 12 consecutive months from the date of the termination of such employment for any reason, I shall not, directly or indirectly, solicit, induce, or encourage any person who is then an employee or contractor of the Company or any of its subsidiaries and with whom I had direct contact on behalf of Cirronet Inc. and/or the Company within the twenty-four months preceding my termination of employment from the Company to resign or terminate his or her employment or engagement with the Company or any of its subsidiaries, for the purpose of engaging in a business that competes with the Company or otherwise.

IDEAS, INVENTIONS, AND DISCOVERIES: I shall promptly disclose to the Company any ideas, inventions, original works of authorship, developments, improvements, trade secrets, computer programs, and discoveries, whether or not patentable or copyrightable, which I may conceive or make, alone or with others, during my employment, whether or not during working hours, and which directly or indirectly:

(a)	relate to matters within the scope, field, duties, or responsibility of my employment with Company;

(b)	are based on my knowledge of the actual or reasonably anticipated business or interests of the Company; or

(c)	are aided by the use of time, materials, facilities or information of the Company

(collectively, the “Inventions”).

I hereby assign to Company, without further compensation, all of my right, title and interest in all such Inventions in all countries or the world. I agree that I will make prompt written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company, all my right, title and interest in and to any such Inventions which I may solely or jointly conceive or reduce to practice, or cause to be conceived or reduced to practice. I recognize that all Inventions conceived or made by me alone or with others within ninety (90) days after termination (voluntary or otherwise) of my employment, may have been conceived in significant part either while employed by Company or as a direct result of my knowledge of Company proprietary information. Accordingly, I agree that such Inventions shall be presumed to have been conceived during my employment with the Company unless and until the contrary is established by a preponderance of the evidence.

Notwithstanding the foregoing, there shall be no obligation to assign title to the Company of any idea, invention, computer program or discovery for which no equipment, supplies, facilities, confidential, proprietary or secret knowledge or information, or other trade secret information of the Company or any of its subsidiaries was used and that was developed on my own time that was not based on my knowledge of the actual or reasonably anticipated business or interests of the Company.

I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

I will assist the Company in every proper way to obtain and enforce United States and foreign proprietary rights relating to any and all Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearing as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such proprietary rights to the Company or its designee. My obligation to assist the Company with respect to proprietary rights in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf solely to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims of any nature whatsoever which I now or may hereafter have for infringement of any proprietary rights assigned to the Company.

In addition to my obligations stated above, during the period of my employment and for one (1) year after termination of my employment for any reason, I will promptly disclose to the Company fully and in writing all patent applications filed by me or on my behalf. I understand that the Company will keep in confidence and will not disclose to third parties without my consent any proprietary information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that are not subject to the covenants herein, and I will preserve the confidentiality of any such Invention that is subject to the covenants contained herein. I agree to keep and maintain any records that are specifically identified as being required by the Company) of all proprietary information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

RESTRICTION ON CONFLICTS OF INTEREST: I agree that during the period of my employment by the Company, I will not, without the Company’s express written consent, engage in any other employment or business activity directly related to the business in which the Company is now involved or becomes involved, nor will I engage in any other activities which conflict with my obligations to the Company. Exceptions: The following listed activities are voluntarily disclosed by the Employee in an effort to comply fully with the above-mentioned policy on conflicts of interest. I agree to discontinue, as soon as practical, any of such listed activities which the Company advises is a violation of its policies. To my knowledge, without reservation, this is a complete list:

NOTIFICATION OF NEW EMPLOYER. I hereby authorize the Company to notify my new employer about my rights and obligations under this Agreement following the termination of my employment with the Company.

MISCELLANEOUS: This Agreement shall be construed under the laws of the State of Texas (and is not in force until reviewed and approved at the home office of the Company), and shall be binding upon and enforceable against my heirs and legal representatives and the assignees of any idea, invention, or discovery conceived or made by me, or encompassed within the scope of the Agreement.

No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

To the extent this Agreement is legally enforceable, it shall supersede all previous agreements covering this subject matter between me and the Company, but shall not relieve me or any other party from any obligations incurred under any such previous agreement while it was in force. Notwithstanding the foregoing, this Agreement is not intended to, and shall not, supersede any benefit that I receive under any applicable policy, practice or procedure of the Company or under the agreements by which the Company has acquired the business of Cirronet Inc. Legal fees and other reasonable expenses incurred by the Employee to enforce this Agreement are the responsibility of the Employee. Legal fees and other reasonable expenses incurred by the Employer to enforce this Agreement are the responsibility of the Employer.

The provisions of this Agreement are separate and severable. If any provision of the Agreement is held invalid in any respect, it shall not affect the validity of any other provisions of the Agreement. If any provision of this Agreement is held to be unreasonable as to time, geographical restrictions, scope or otherwise, it shall be construed by limiting and reducing it only to the extent necessary to be enforceable under then applicable law.

I am aware of no legal obligations of mine which are inconsistent with the terms of the Agreement or with my undertaking employment with the Company.

I understand that this is a legally binding document, and I have had ample opportunity to discuss this Agreement with an attorney or other person(s) of my choice not associated with the Company.

THIS AGREEMENT IS TO REMAIN IN EMPLOYEE’S PERSONNEL FILE

EXHIBIT B

GEMMELL 2006 COMPENSATION

From Effective Date through and including December 31, 2006:

•	Annual Base Salary of $169,950

•	Bonus of 3% of the positive difference, if any, between fiscal year 2006 total revenues and fiscal year 2005 total revenues of Cirronet, based on the books and records of Cirronet

•	Bonus of 2% of the net income for fiscal year 2006 of Cirronet, based on the books and records of Cirronet

•	Discretionary bonus of up to 20% of current annual base salary

The above-described bonuses are to be paid on January 15, 2007 or as soon thereafter as relevant financial information is available.

From January 1, 2007 through and including August 31, 2007:

•	Annual Base Salary of $170,000

•	Bonuses aggregating up to 40% of annual base salary comprised of targeted revenues, margins and objectives tailored to Executive’s position.

From September 1, 2007 and thereafter:

To be determined in accordance with the Company’s normal performance reviews and payroll adjustments, if any, provided, that Executive’s annual base salary will not be less than the annual base salary in effect for the prior year.

Exhibit B